Exhibit 10.2

April 1, 2013

John W. Chisholm

Re: Employment

Dear Mr. Chisholm:

The purpose of this letter agreement is to confirm the agreement of Flotek Industries, Inc., a Delaware corporation (the “Company”) to employ John Chisholm (“Chisholm”) pursuant to the following terms:

(1) Term. The employment of John Chisholm pursuant to the terms hereof shall be effective as of the date hereof and shall terminate on the date of the termination of the engagement of Protechnics II, Inc. and Chisholm Management, Inc. (and/or its successors and assigns) by the Company pursuant to that certain Fourth Amended and Restated Service Agreement dated effective the date hereof (the “Service Agreement”).

(2) Duties. The duties of Chisholm as an employee of the Company shall be to provide assistance with respect to the international activities and operations of the Company and its subsidiaries.

(3) Compensation. The Company hereby agrees to pay Chisholm an annual salary of $50,000, subject to such tax and other withholdings as may be required by law.

(4) Benefits. Unless otherwise agreed, Chisholm shall be eligible to participate to health and life insurance benefits provided by the Company generally to its employees.

(5) Covenants. Chisholm hereby agrees to be bound by the obligations of the Chisholm Companies (as defined in the Service Agreement) pursuant to Sections 7, 9, and 18 of the Service Agreement, to the same extent and for the same time periods as Protechnics II, Inc. and Chisholm Management, Inc. are bound by such provisions.

John C. Chisholm

April 1, 2013

If the foregoing sets forth the terms of our legally binding agreement, please execute this letter where indicated below.

Sincerely,

Flotek Industries, Inc.

By:	/s/ Kevin Fisher
Print Name:	Kevin Fisher
Title:	Executive Vice President

ACCEPTED AND AGREED:

/s/ John W. Chisholm
John W. Chisholm